News Release

Contact:	William J. Brunner, CFO - Shareholders & Analysts (317) 269-1614 Beth Copeland - Media (317) 269-1395

FIRST INDIANA CORPORATION CLOSES THE SALE OF ITS
TRUST DIVISION TO MARSHALL & ILSLEY TRUST COMPANY

INDIANAPOLIS, January 4, 2006 — First Indiana Corporation has completed the previously announced agreement to sell its trust business to Marshall & Ilsley Trust Company N.A., a subsidiary of Marshall & Ilsley Corporation (NYSE: MI). The sale closed January 3, 2006, and is anticipated to result in an after-tax gain of approximately $8.6 million, which will be included in the first quarter of 2006 earnings.

First Indiana Corporation (Nasdaq: FINB) is a financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 30 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

The amount of after-tax gain to be recognized from the sale is a forward-looking statement and is subject to a number of risks and uncertainties, including without limitation, the final accounting for expenses and tax treatment of the transaction, which may cause actual results to differ materially from those expressed or implied in such statement. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statement is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent filings with the United Stated Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s web site at www.firstindiana.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.